Exhibit 16.1

October 15, 2014

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Nxt-ID, Inc. under Items 4.01 and 4.02 of its Form 8-K dated October 15, 2014. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Nxt-ID, Inc. contained therein.

Very truly yours,

/s/ Marcum LLP